Execution Copy
February 13, 2020

Bayer Healthcare LLC
100 Bayer Boulevard
PO Box 915
Whippany, NJ 07981
Attention: Global Head of Oncology

Re:    Side Letter Regarding Collaboration Agreement and Stivarga Agreement

Dear Sir or Madam:

Reference is hereby made to the Collaboration Agreement, dated April 22, 1994, as amended on April 24, 1996 (the “First Amendment”), on February 1, 1999 (the “Second Amendment”), on March 6, 2006 (the “Co-Promotion Agreement”), on January 1, 2009 (the “Co-Development Costs Side Letter”),on October 11, 2011 (the “Fourth Amendment”), and on May 29, 2015 (the “2015 Side Letter Regarding Collaboration Agreement”) (such agreement as amended by the First Amendment, Second Amendment, the Co-Promotion Agreement, the Co-Development Costs Side Letter, Fourth Amendment and 2015 Side Letter Regarding Collaboration Agreement being referred to herein as the “Collaboration Agreement”) by and between Onyx Pharmaceuticals, Inc., a Delaware corporation having its principal place of business in South San Francisco, California (“Onyx”), and Bayer HealthCare LLC, a Delaware company having its principal place of business in Whippany, New Jersey and the successor-in-interest to Bayer Corporation (“Bayer” and, together with Onyx, the “Parties”). Capitalized terms used but not otherwise defined in this letter shall have the meanings assigned to such terms in the Collaboration Agreement.

Reference is hereby also made to (i) the Agreement Regarding Regorafenib dated October 11, 2011 by and between Onyx and Bayer (the “Stivarga Agreement”), (ii)  the Combination Development Agreement dated October 11, 2011, as amended on March 21, 2014 (as amended, the “Combination Development Agreement”), and (iii) the Letter of Agreement Regarding Pharmacovigilance Between Bayer HealthCare LLC and Amgen, Inc. Concerning Nexavar Worldwide” dated November 30, 2017 (the “Pharmacovigilance Agreement”).

Pursuant to Section 17.2 of the Collaboration Agreement and Section 4.7 of the Stivarga Agreement, Onyx retained KPMG LLP (“KPMG”) to review records related to the correctness of reports or payments made pursuant to the Collaboration Agreement and the Stivarga Agreement for the period January 1, 2013 through December 31, 2015 and, in connection therewith, KPMG prepared a draft report dated April 2018 pursuant to which KPMG made certain observations regarding the calculation of Marketing Profit or Loss made pursuant to the Collaboration Agreement for such period (the “KPMG Observations”) with which the Parties reasonably disagree.

The Parties have agreed to resolve their differences with respect to the KPMG Observations and to convert the financial arrangement set forth in the Collaboration Agreement with respect to the Ex-U.S. Territory (as hereafter defined) to a royalty arrangement.
In furtherance of the foregoing, and in order to operationalize the collaboration more efficiently, the Parties desire to modify certain terms of the Collaboration Agreement and the Stivarga Agreement as set forth in this letter.
In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
1.Resolution of KPMG Review.

a.
In consideration of and effective upon receipt of the payment made by Bayer to Onyx pursuant to paragraph 1.b below, the sufficiency of which is acknowledged by Onyx, Onyx agrees on behalf of itself and its Affiliates that (a) no payment, repayment or refund shall be due from Bayer to Onyx as a result of the KPMG Observations and Onyx agrees not to make any additional Claims against Bayer with respect to (i) the correctness of any report or payment made under the Collaboration Agreement with respect to Marketing Profit or Loss or Co-Development Costs through December 31, 2015 or (ii) the correctness of any report or payment made under the Stivarga Agreement through December 31, 2015 and (b) it waives its rights pursuant to (i) Section 17.2 of the Collaboration Agreement to examine those records as may be necessary or reasonably useful to determine, with respect to the period from January 1, 2016 through December 31, 2019, the correctness of any report or payment made under the Collaboration Agreement with respect to Marketing Profit or Loss or Co-Development Costs for the period from January 1, 2016 through December 31, 2019 and (ii) Section 4.7 of the Stivarga Agreement to examine those records as may be necessary or reasonably useful to determine, with respect to the period from January 1, 2016 through December 31, 2019, accuracy of all reports and payments made pursuant to the Stivarga Agreement for the period from January 1, 2016 through December 31, 2019. Notwithstanding the foregoing, the Parties acknowledge that, pursuant to a letter dated October 1, 2018 (the “Stivarga Royalty Letter”), Onyx disputes the royalty reports and payments delivered by Bayer to Onyx under the Stivarga Agreement and demands revised royalty reports that cover “Net Sales” of all “Products” (as such terms are defined in the Stivarga Agreement) worldwide, and Onyx expressly reserves all of its rights with respect to such dispute, and the Parties agree that nothing herein shall be construed to waive, limit or adversely affect such rights, including (i) the right to make additional Claims against Bayer with respect to the correctness of any report or payment made under the Stivarga Agreement dating to the third fiscal quarter of 2018 and (ii) the right to examine those records as may be necessary or reasonably useful to determine the accuracy of all reports and payments made pursuant to the Stivarga Agreement dating to the third fiscal quarter of 2018.

b.
Provided Onyx has submitted an invoice to the address set forth in paragraph 2.f., Bayer agrees to make to Onyx a non-refundable, non-creditable payment in the amount of six million U.S. dollars (US$6,000,000.00).

c.
The Parties hereby agree that, notwithstanding anything to the contrary in the Collaboration Agreement, during the Ex-U.S. Royalty Term (as defined below), Bayer shall have exclusive authority and control over the development of Collaboration Products in all countries of the world and commercialization of the Collaboration Products in the Ex-U.S. Territory (including control over when and how to discontinue commercialization of the Collaboration Products in the Ex-U.S. Territory). In exercising such authority and control, Bayer shall use the level of efforts and resources (including the promptness with which such efforts and resources would be applied) commonly used in the pharmaceutical industry with respect to a product of commercial potential similar to the Collaboration Products at a similar stage in its development or product life, taking into consideration its safety and efficacy, its cost to develop, the competitiveness of alternative products of Third Parties, the patent and other proprietary position of such product, its profitability and all other relevant factors.

d.
Additionally and in furtherance of Bayer’s exclusive authority and control set forth in Paragraph 1.c above, from and after January 1, 2020 and continuing throughout the Ex- U.S. Royalty Term, Bayer shall control, and be solely responsible for all costs and expenses relating to, development and commercialization of the Collaboration Products in all countries of the world, including, without limitation: (i) marketing and promotion, (ii) pricing and access and (iii) medical affairs.

e.
The Parties hereby agree that, for purposes of the Parties’ prospective arrangements set forth in this letter, the “Ex-U.S. Territory” shall refer to all countries of the world except (i) as has been the agreed-upon practice of the Parties under the Collaboration Agreement, the fifty (50) states of the United States of America and the District of Columbia (but shall include territories and possessions thereof) and (ii) Japan. For clarity, the Ex-U.S. Territory includes the United States territories and possessions other than the fifty (50) states and the District of Columbia.

2.Ex-U.S. Royalties. The Parties hereby agree that, notwithstanding anything in the Collaboration Agreement to the contrary, the allocation of Marketing Profits or Losses set forth in Section 16.1 of the Collaboration Agreement (including, without limitation, the allocation and/or reimbursement of Allowable Expenses) shall not apply with respect to the sale of Collaboration Products in the Ex-U.S. Territory during the Ex-U.S. Royalty Term. The Parties hereby agree that, during the Ex- U.S. Royalty Term, the exclusive compensation for sales of Collaboration Products in the Ex-U.S. Territory shall be as follows:

a.
Royalty. Bayer shall pay to Onyx non-refundable, non-creditable royalties equal to thirty- two percent (32%) of Net Sales of all Collaboration Products in the Ex-U.S. Territory during the Ex- U.S. Royalty Term. Any sales of Collaboration Products in the Ex-U.S. Territory by or on behalf of Bayer, its Affiliates, licensees and/or sublicensees shall be treated hereunder as if such sales were made by Bayer. If Bayer grants licenses to its Affiliates or Third Parties to make or sell Collaboration Products in any country, possession or territory of the Ex-U.S. Territory, it shall include an obligation for such parties to account for and report Net Sales of Collaboration Products on the same basis as if such sales were made by Bayer, and Bayer shall pay royalties to Onyx under this letter as if the Net Sales of such Collaboration Products by such Affiliates and Third Parties were Net Sales of Bayer. For the purposes of applying the definition of “Net Sales” to Net Sales from a country in the Ex-U.S. Territory, a licensee or sublicensee of Bayer or its Affiliates or any of their licensees or sublicensees who is granted such license or sublicense as a result of a settlement by Bayer of any action taken in a court or Governmental or Regulatory Authority, a compulsory license granted pursuant to Applicable Law or any action taken by a court or Governmental or Regulatory Authority shall not be considered a licensee or sublicensee of Bayer or its Affiliates or any of their licensees or sublicensees and, accordingly, gross receipts received by such licensee or sublicensees on account of sales of Collaboration Products shall not be taken into account for determining Net Sales. For clarity, however, amounts received by Bayer from such licensees or sublicensees in the form of license fees or royalties shall be treated as Net Sales, and Bayer shall pay royalties to Onyx under this letter as , amounts received by Bayer from such licensees or sublicensees in the form of license fees or royalties were Net Sales of Bayer. Notwithstanding the foregoing, on a country-by-country basis, if during the Ex-U.S. Royalty Term, a Third Party receives marketing authorization for and commences commercial sale of a Generic Product (as defined below) in a country, possession, or territory of the Ex-U.S. Territory set forth on Appendix A hereto (such countries, possessions or territories, the “Tier One Ex-U.S. Countries”), then royalties payable to Onyx with respect to Net Sales of the applicable Collaboration Product in such country, possession or territory shall be reduced to sixteen percent (16%) beginning on the first day of the first full calendar quarter following the date of first sale of the Generic Product in which Net Sales of the applicable Collaboration Product in such country, possession or territory in such calendar quarter decrease by more than fifty percent (50%) from the Net Sales of such Collaboration Product in such country, possession or territory in the calendar quarter immediately preceding the first sale of such Generic Product in such country, possession or territory. For the purposes of this provision, a “Generic Product” shall mean, with respect to a Collaboration Product, any pharmaceutical product in such Tier One Ex-U.S. Country that: (i) contains the same active pharmaceutical ingredient (irrespective of its solvate, hydrate, salt, pro-drug or polymorphic form) as the Collaboration Product; (ii) is approved by the applicable Governmental or Regulatory Authority in such jurisdiction in reliance, in whole or in part, on the prior Drug Approval of such Collaboration Product; (iii) is bioequivalent to such Collaboration Product; and (iv) is sold in such jurisdiction by a Third Party that (a) is not a licensee or sublicensee of Bayer or its Affiliates or any of their licensees or sublicensees, (b) has not obtained such product from a chain of distribution including Bayer, its Affiliates or any of their licensees or sublicensees, and (c) is not otherwise authorized by Bayer or any of its Affiliates, licensees, sublicensees or distributors to sell such product (provided that a licensee or sublicensee of Bayer or its Affiliates or any of their licensees or sublicensees who is granted such license or sublicense as a result of a settlement by Bayer of any action taken in a court or Governmental or Regulatory Authority, a compulsory license granted pursuant to Applicable Law or any action taken by a court or Governmental or Regulatory Authority shall not be considered as having been authorized by Bayer or any of its Affiliates, licensees, sublicensees or distributors to sell such product for the purposes of this Paragraph 2.a.). Notwithstanding the foregoing, on a country-by country basis, from and after the calendar quarter in which Loss of Exclusivity (as defined below) occurs in any country, possession or territory of the Ex-U.S. Territory other than the Tier One Ex-U.S. Countries, then royalties payable to Onyx with respect to Net Sales of the applicable Collaboration Product in such country, possession or territory of the Ex-U.S. Territory shall be reduced to sixteen percent (16%).

For the purposes of this provision, “Loss of Exclusivity” shall mean, on a country-by-country basis, the expiration of the last-to-expire Bayer Patent that includes a Valid Claim that covers a Collaboration Product sold in such country, possession or territory and, additionally, shall be deemed to have occurred (a) as of the Effective Date on a country-by-country basis in such countries where no Bayer Patent that includes a Valid Claim that covers the Collaboration Product sold in such country exists or (b) in the event a Third Party is granted (i) a license or sublicense as a result of a settlement by Bayer of any action taken in a court or Governmental or Regulatory Authority, or (ii) a compulsory license granted pursuant to Applicable Law or any action taken by a court or Governmental or Regulatory Authority; and “Valid Claim” shall mean a claim of a pending patent application or an issued and unexpired patent, which has not been held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction, which holding is unappealable. For purposes of this Agreement, “Loss of Exclusivity” shall be deemed to have occurred as of the date on a country-by-country basis in such countries where no Bayer Patent that includes a Valid Claim that covers the Collaboration Product sold in such country, possession or territory exists. “Bayer Patent” means the patents listed in Appendix B hereto.

b.
Ex- U.S. Royalty Term. Royalties shall be paid under this Paragraph 2 on a country-by-country basis during the period from January 1, 2020 until the date of the termination or expiration, as the case may be, of the Collaboration Agreement in accordance with its terms (such period, the “Ex- U.S. Royalty Term”).

c.
Royalty Reports and Payments. Within thirty (30) days following the end of each calendar quarter during the Ex- U.S. Royalty Term, Bayer shall provide Onyx with a report containing the following information for such calendar quarter on a country-by-country basis: (i) the amount of gross sales of Collaboration Products in such country (in Euros), (ii) Net Sales in such country (in Euros), (iii) the conversion of such Net Sales from Euros into Dollars, and (iv) the calculation of the royalty payment due on such sales pursuant to Paragraph 2.a hereof. Bayer shall pay to Onyx all amounts due to Onyx pursuant to this Paragraph 2 following the receipt of an invoice pursuant to Paragraph 2.f.

d.
Books and Records. During the Ex- U.S. Royalty Term, Bayer shall, and shall cause its Affiliates, licensees and sublicensees to, keep complete and accurate books and records that disclose, on a country-by-country basis, the total Ex-U.S. Territory sales and Net Sales of Collaboration Products in such country in the Ex-U.S. Territory, the number of units of Collaboration Products sold in such country in the Ex-U.S. Territory, and all matters relating to those sales that are relevant for the purposes of determining the royalties due to Onyx hereunder. During the Ex- U.S. Royalty Term, Bayer shall, and shall cause its Affiliates to, (i) maintain such books and records in sufficient detail to calculate all amounts payable hereunder and to verify compliance with Bayer’s obligations under this letter, and (ii) retain such books and records until five (5) years after the end of the period to which such books and records pertain.

e.
Other Royalty Terms. The Parties hereby acknowledge and agree that the terms of Sections 4.4 (Mode of Payment), 4.5 (Taxes), 4.6 (Interest on Late Payments), 4.7 (Audit), 4.8 (Audit Dispute) and 4.9 (Confidentiality) of the Stivarga Agreement, are incorporated into the Collaboration Agreement mutatis mutantis such that these provisions apply to sales of Collaboration Products in the Ex-U.S. Territory during the Ex- U.S. Royalty Term and the royalties payable to Onyx under this Paragraph 2 in connection therewith.

f.	Invoices. Payments due to Onyx under paragraph 1.b. and 2.c. shall be made thirty (30) days after receipt of invoice which shall be sent to by electronic mail to invoice.bhc.usa@bayer.com.
3.Taxes. The “Tax Partnership,” as defined in Section 23.1 of the Collaboration Agreement, shall, effective January 1, 2020, be considered terminated and liquidated pursuant to Section 23.9 of the Collaboration Agreement. Article 23 of the Collaboration Agreement shall continue to govern any tax matters arising out of the Tax Partnership which relate to an event or transaction occurring before January 1, 2020. Without limiting the generality of the foregoing, royalties paid under Paragraph 2.a hereof shall not be deemed to be distributive shares of income from the Tax Partnership referred to in Section 23 of the Collaboration Agreement.
4.Collaboration Agreement.

a.
Governance. Article 3 of the Collaboration Agreement, from and after January 1, 2020 shall no longer have force or effect. Accordingly, any decision to be made by a committee to be constituted by Article 3 of the Collaboration is from and after January 1, 2020, reserved for Bayer in its sole discretion consistent with the terms of the Collaboration Agreement. No less than twice each calendar year (no later than July 1 and December 1 of each calendar year), Bayer shall provide the following information to the Amgen Alliance Manager: (a)for the Tier One Ex-U.S. Countries: (i) sales forecast for the following calendar year, (ii) any product-specific marketing programs anticipated to be implemented during the following calendar year (to the extent such information is available as of July 1 and December 1) and (iii) any known or anticipated entry of a Generic Product and (b) for the Ex-U.S. Territory, the total sales forecast for the following calendar year. Within sixty (60) days of the receipt of such information, the Amgen Alliance Manger may request a meeting (which can occur by means of telephone conference, videoconference or other means of communications) with knowledgeable representatives of Bayer to address any reasonable questions Amgen may have with respect to such information.

b.
Disputes and Escalation. Each Party shall nominate (or maintain) a representative to act as its alliance manager (the “Alliance Manager”). The Alliance Managers shall, inter alia, serve as the key contact point between the Parties, facilitate interactions between the Parties and facilitate the escalation process described in Section 25.1 of the Collaboration Agreement. A Party may replace its Alliance Manager at any time by providing written notice to the other Party. Notwithstanding Section 25.1 of the Collaboration Agreement, any disputes among the Parties that cannot be resolved by good faith negotiation shall be referred to the Parties’ respective Alliance Managers. Any disputes which cannot be resolved by the Alliance Managers that cannot be resolved by good faith negotiations shall be referred to the Executive Officers, who shall meet as soon as possible, and not less than sixty (60) days after a dispute is referred to the Executive Officers. In the event that the Executive Officers are not able to resolve such dispute during such sixty (60) day period, either party may submit such dispute to arbitration in accordance with the terms of Section 25.1, which shall apply mutatis mutandis to disputes which are not resolved by the Executive Officers. “Executive Officers” means the Head of the Oncology Strategic Business Unit of Bayer and the Global Marketing Oncology Headof Amgen, or to such other senior officer of similar authority and standing as each Party may from time to time designate.

c.
Global Development. Except as expressly set forth in this letter, nothing in this letter is intended to modify or otherwise alter the provisions of the Collaboration Agreement with respect to ongoing and / or future global clinical development of the Collaboration Compounds.

d.
Effect on Other Agreements. This letter agreement shall have no effect on the Pharmacovigilance Agreement or the Stivarga Agreement (except that paragraph 1.a shall serve as a waiver of Onyx’s rights under the Stivarga Agreement as described, and only to the extent described, therein) which each shall continue in full force and effect according to their respective terms.

c.	Notice. The addresses to which notices to Bayer pursuant to Section 28.7 of the Collaboration Agreement shall be addressed shall be:
If to Bayer, addressed to:
Bayer HealthCare LLC
100 Bayer Boulevard
Whippany, New Jersey 09781
Attention: Global Head of Oncology
With a copy to:
Bayer HealthCare LLC
100 Bayer Boulevard
Whippany, New Jersey 09781
Attention: Head, Law, Patents and Compliance (Pharmaceuticals)

If to Onyx, addressed to:

Onyx Pharmaceuticals, Inc.
c/o Amgen Inc.
One Amgen Center Drive
Thousand Oaks, CA 91320
Attention: General Counsel
Facsimile: (805) 499-4531
5. 2015 Side Letter Regarding Collaboration Agreement.

a.	The proviso set forth in the first sentence of Paragraph 1.a. of the 2015 Side Letter Regarding Collaboration Agreement is hereby amended (new language is underlined).

“provided, however, that, if Bayer elects to discontinue commercialization of the Collaboration Products in the United States prior to later of (a) the expiration of the last-to-expire Bayer Patent that includes a Valid Claim that covers Collaboration Products sold in the United States, or (b) the expiration of regulatory exclusivity of the Collaboration Products in the United States, Onyx shall have the right to assume exclusive authority and control over the commercialization of the Collaboration Products in the United States and, in such event, the Parties would promptly agree upon a transition plan and agreement which addresses, inter alia, indemnification of Bayer for actions and activities undertaken by Onyx (and its Affiliates), a royalty payable to Bayer in recognition of its contributions to the Collaboration Product commensurate with the royalty payable hereunder and such other terms as the Parties may agree upon.”

b.	The last sentence of Paragraph 2 of the 2015 Side Letter Regarding Collaboration Agreement is hereby amended as follows (new language is underlined):

“Notwithstanding the foregoing, the Parties hereby acknowledge and agree that each and every product that Bayer commercializes in the United States as of the date hereof (including, without limitation, Stivarga® (regorafenib)), and combinations with such products, shall not be considered a Competing Product for the purposes hereof.”

c.	Paragraph 3.a. of the 2015 Side Letter Regarding Collaboration Agreement is hereby amended to include the following sentence:

“Notwithstanding the foregoing, a licensee or sublicensee of Bayer or its Affiliates or any of their licensees or sublicensees who is granted such license or sublicense as a result of a settlement by Bayer of any action taken in a court or Governmental or Regulatory Authority or any action taken by a court or Governmental or Regulatory Authority shall not be considered a licensee or sublicensee of Bayer or its Affiliates or any of their licensees or sublicensees. Gross receipts received by such licensee or sublicensees on account of sales of Collaboration Products shall not be taken into account for determining Net Sales. For clarity, however, amounts received by Bayer from such licensees or sublicensees in the form of license fees or royalties shall be treated as Net Sales, and Bayer shall pay royalties to Onyx under this letter as , amounts received by Bayer from such licensees or sublicensees in the form of license fees or royalties were Net Sales of Bayer.”

6.Combination Development Agreement. The Parties hereby acknowledge and agree that effective immediately, the Combination Development Agreement shall be terminated and shall have no further force or effect.
7.Full Force and Effect. Except as expressly set forth in this letter, the Collaboration Agreement remains in full force and effect.
8.Miscellaneous. Each Party shall bear its own costs and expenses required to implement the terms of this letter agreement and any such costs and expenses shall not be shared by the Parties. This letter, together with the Collaboration Agreement, as modified hereby, contains all of the terms agreed to by the Parties regarding the subject matter of this letter and supersedes any prior oral or written agreements, understandings or arrangements between the Parties as to the subject matter hereof. This letter may not be amended, modified, altered or supplemented except by means of a written agreement or other instrument executed by both Parties. This letter may be executed in one or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Each Party may execute this letter by facsimile transmission or in PDF format sent by electronic mail. Facsimile or PDF signatures of authorized signatories of the Parties will be deemed to be original signatures, will be valid and binding upon the Parties and, upon delivery, will constitute due execution of this letter. This letter shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California without giving effect to any choice or conflict of laws provision.

[signature page follows]

Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.

Sincerely,

ONYX PHARMACEUTICALS, INC.

/s/ David A. Piacquad_____________
Name: David A. Piacquad
Title: Senior Vice President, Business Development

ACKNOWLEDGED AND AGREED:
BAYER HEALTHCARE LLC
/s/ Robert LaCaze
Name: Robert LaCaze
Title: EVP and Head of the Oncology Business Unit

Cc:
Bayer HealthCare Pharmaceuticals Inc.
100 Bayer Boulevard
PO Box 915
Whippany, NJ 07981-0915
Attention: Head, Law Patents and Compliance
Facsimile: 862-404-3053

Appendix Omitted from Side Letter

Pursuant to Regulation S-K, Item 601(a)(5), the appendices to the Side Letter, as listed below, have not been filed. The Registrant agrees to furnish supplementally a copy of any omitted appendices to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.

Appendix

Appendix A     Tier One Ex-U.S. Countries
Appendix B     Bayer Patents